Exhibit 1.3

SPECIAL RESOLUTION OF SAPPI LIMITED APPROVED ON APRIL 29, 2010.

Special Resolution Number 2: Amendment to articles of association

Resolved that, subject to the fulfilment of the conditions stipulated in the Circular to Ordinary Shareholders dated April 29, 2010, the Company’s Articles of Association be amended by the insertion of the following new article No 38 immediately after article No 37:

38.                               Rights and Conditions Attaching to the “A” Ordinary Shares

38.1                          The “A” Ordinary Shares shall rank pari passu with one another and, save as set out in this Article 38, with the ordinary shares in the authorised and issued share capital of the Company.

38.2                          The “A” Ordinary Shares shall confer on the holders thereof from time to time (the ““A” Holder(s)”) the following rights, privileges and obligations:

38.2.1                                          The date on which the “A” Ordinary Shares are subscribed for is hereinafter referred to as the “Subscription Date”.

38.2.2                                          Each “A” Ordinary Share shall confer on the “A” Holder the right to receive a dividend at the same time as and on the same terms as any dividend that may from time to time be declared to the holders of the ordinary shares, equal to 50% (fifty percent) of the dividend per ordinary share declared by the Company from time to time, provided that the “A” Ordinary Shares shall not confer on the “A” Holder the right to receive any Special Dividend which may be declared.  For purposes hereof “Special Dividend” shall mean a dividend declared other than out of the earnings and distributable reserves of the Company generated in the ordinary course of business and shall specifically exclude any distributable reserves or earnings arising out of any re-valuation of assets, disposals of major assets or other transactions not in the ordinary course of business of the Company.

38.2.3                                          The Company shall, on August 26, 2019, be entitled, but not obliged, to reduce the issued share capital of the Company by repurchasing and cancelling the “A” Ordinary Shares or such portion thereof determined in accordance with Articles 38.2.4 and 38.2.5 at a repurchase price equal to the par value thereof and subject further to the provisions of this Article 38, such date being hereinafter referred to as the “Repurchase Date”.  Notwithstanding the provisions hereof, the repurchase of “A” Ordinary Shares shall be subject to the provisions of the Companies Act and no repurchase of “A” Ordinary Shares which is contrary to the requirements thereof shall be given effect to.

38.2.4                                          If the Company exercises its entitlement in accordance with Article 38.2.3, the Company shall:

38.2.4.1                                                            determine the 30 day volume weighted average traded price per share (the “Transaction Price”) of the ordinary shares of the Company on the JSE calculated as at the trading day immediately prior to the Repurchase Date;

38.2.4.2                                                            calculate, on the basis described in Article 38.2.5 the number of “A” Ordinary Shares (the “Cancellation Shares”) which the Company shall repurchase in full and cancel;

38.2.4.3                                                            repurchase in full and cancel the Cancellation Shares;

38.2.4.4                                                            on 30 August 2019 (the “Conversion Date”), convert such number of the “A” Ordinary Shares which shall not have been repurchased and cancelled in terms of Article 38.2.3 (the “Conversion Shares”), into ordinary shares;

38.2.4.5                                                            procure that the Conversion Shares, after their conversion into ordinary shares, shall be listed on the JSE by not later than 5 (five) Business Days after the Conversion Date; and

38.2.4.6                                                            by not later than 5 (five) Business Days after the Conversion Date, instruct the Central Securities Depository Participant of the Company irrevocably and in writing to credit the account of the “A” Holder held with its Central Securities Depository Participant with the ordinary shares into which the relevant Conversion Shares shall have been converted.

38.2.5                                          If the Company exercises its entitlement in accordance with Article 38.2.3, the Company shall repurchase in full and cancel in terms of respectively Articles 38.2.3 and 38.2.4 by reference to the formula:

N=[A x (1+r) ^ t] / B

where:

N               is the number of Cancellation Shares which the Company shall be entitled to cancel, which number shall not be greater than the number of “A” Ordinary Shares;

A                 is a value equal to the number of “A” Ordinary Shares issued, multiplied by the 30 day volume weighted average price as at Friday, February 5, 2010 of the Company’s ordinary share price traded on the JSE (being R33.50 (thirty three Rand fifty cents)) less the par value thereof;

r                    9,1% (nine comma one percent) per annum;

t                     is the number of years from the Subscription Date to the Repurchase Date;

B                is the Transaction Price determined in accordance with Article 38.2.4.1.

38.2.6                                          If the Company declares a Special Dividend as contemplated in Article 38.2.2 then the formula set out in Article 38.2.5 shall be adjusted, on such basis as the auditors of the Company for the time being shall certify as being fair and equitable to the “A” Holders, in such manner as may be necessary to take account of the Special Dividend and to place the “A” Holders in substantially the same economic position in which they would have been but for the declaration and payment of the Special Dividend.

38.2.7                                          The Company shall also be entitled, but not obliged, to exercise its rights to repurchase in full the “A” Ordinary Shares mutatis mutandis in terms of Article 38.2.4 by giving written notice thereof to the “A” Holders at any time after it has become entitled to do so pursuant to Article 38.2.14 and subject to Article 38.2.15.

38.2.8                                          When the Company exercises its repurchase rights pursuant to the aforesaid provisions of this Article 38, a sale of shares in respect of the “A” Ordinary Shares that are the subject matter of the repurchase rights so exercised (the “Repurchased Shares”) shall be deemed to have been entered into between the Company and the “A” Holders, which sale shall be subject to the further terms and conditions as set out in this Article 38.

38.2.9                                          On the Repurchase Date, the “A” Holders shall be deemed to have delivered to the Company (who shall up until the Purchase Date have held such shares on behalf of the “A” Holders) the share certificates evidencing the Repurchased Shares and the “A” Holders hereby irrevocably and in rem suam nominate and appoint the Company acting through any director of the Company, with power of substitution, as the “A” Holders’ attorney and agent in the “A” Holders’ name, place and stead to procure delivery of the Repurchased Shares and effect signature on behalf of the “A” Holders of the documents referred to in this Article 38.2.9, in favour of the Company.

38.2.10                                   The Company shall forthwith cancel the Repurchased Shares on transfer of title to it in accordance with the Act.

38.2.11                                   The “A” Holders shall warrant that on the Repurchase Date they shall be entitled and able to give free and unencumbered title of the Repurchased Shares and no person will have any right of any nature whatsoever to acquire any of the Repurchased Shares.

38.2.12                                   No cession, disposal, transfer, encumbrance, pledge, hypothecation, donation, sale or other alienation whatever of any “A” Ordinary Share by any “A” Holder shall be permitted during the period calculated from the Subscription Date until the Repurchase Date (the “Lock-in-Period”), save with the prior written consent of the Company which it may, in its sole discretion, withhold, and any action taken in contravention of the provisions hereof shall not be recognised by the Company and save as provided for in 38.2.14.

38.2.13                                   The occurrence, during the Lock-in-Period, of the following events shall be an early termination event save that the events shall only be an early termination event if such event is not remedied (if capable of remedy) within a period of 30 (thirty) days of written notice from the Company requiring that such event be remedied, or such longer period as the Company in its reasonable discretion may permit:

38.2.13.1                                                     any “A” Holder engaging, or attempting to engage, in any activity contrary to the provisions of Article 38.2.12;

38.2.13.2                                                     any “A” Holder amending its trust deed or other constituent document in any material respect without the prior written consent of the Company which it may, in its sole discretion, withhold; and

38.2.13.3                                                     the failure by the “A” Holders to notify the Company of the occurrence of an event constituting an early termination event within 5 (five) Business Days of becoming aware of it.

38.2.14                                   If an early termination event occurs during the Lock-in-Period, which is not remedied or does not cease to exist within the remedy period, the Company shall have the right, in its sole discretion, but not the obligation, at any time thereafter while the early termination event is not remedied or does not cease to exist, to exercise its repurchase rights in respect of the “A” Holder which is responsible for the early termination event mutatis mutandis in accordance with Article 38.2.5 (the “Call Option”), and in that event the Repurchase Date shall be deemed to be the date on which the Company gives the notice contemplated in Article 38.2.15.

38.2.15                                   The Company shall be entitled to exercise the Call Option in terms of Article 38.2.14 at any time within a period of 90 (ninety) Business Days after the expiry of a period of 30 (thirty) days referred to in Article 38.2.13.

38.2.16                                   Save as set out in this Article 38, the “A” Ordinary Shares shall rank pari passu in all respects with the ordinary shares, it being recorded, for the avoidance of doubt, that in the event that the Company shall take any action of whatsoever nature in relation to and/or in connection with the amendment of any of the rights attaching to the ordinary shares and/or the par value of the ordinary shares the

Company shall take the same action mutatis mutandis in relation to the “A” Ordinary Shares.  Without detracting from the generality of the aforegoing:

38.2.16.1                                                              where an offer is made or a scheme is proposed which could result in the change of control of the Company, the Company shall be entitled (but not obliged) to exercise its rights in terms of Article 38.2.5 on not less than 20 Business Days written notice to the “A” Holders, in which event the Repurchase Date shall be deemed to be a date specified as such in such notice. “change of control” for purposes hereof shall mean a party acquiring more than 35% of the shareholding of the Company;

38.2.16.2                                                              if a rights offer is undertaken in respect of the ordinary shares, then the “A” Holders shall be entitled to participate in such rights offer on the basis that they shall be offered ordinary shares.  Where the rights offer results in the “A” Holders being allocated nil paid rights pursuant thereto or the right to acquire additional shares pursuant to an open offer by the Company, the “A” Holders may sell such rights in the market or to third party investors at the market value thereof.  The “A” Holders shall be entitled to subscribe for such of the nil paid rights as are allocated to them under such rights offer, provided they have the financial resources to subscribe at the rights offer price required;

38.2.16.3                                                              where any subdivision or consolidation of ordinary shares of the Company occurs, the same subdivision or consolidation shall be applied in respect of the “A” Ordinary Shares;

38.2.16.4                                                              where the Company makes a dividend distribution other than in cash, or issues bonus or capitalisation shares, such dividend shall become part of the assets of the “A” Holders and shall be subject to the provisions of these articles, provided always that a bonus or capitalisation issue to “A” Ordinary Shareholders shall be in the form of Ordinary Shares.